UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 17, 2013

Masco Corporation

(Exact name of Registrant as Specified in Charter)

Delaware	1-5794	38-1794485
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21001 Van Born Road, Taylor, Michigan	48180
(Address of Principal Executive Offices)	(Zip Code)

(313) 274-7400

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 17, 2013, the Board of Directors of Masco Corporation (the “Company”) appointed Christopher A. O’Herlihy as a director of the Company. He will serve on the Audit Committee and on the Corporate Governance and Nominating Committee of the Company’s Board of Directors. Mr. O’Herlihy, 50, is an Executive Vice President of Illinois Tool Works Inc. (“ITW”), a multinational manufacturer of a diversified range of industrial products and equipment. During his almost 25 years with ITW, he has held various roles of increasing responsibility, including as Group President of both ITW’s Food Equipment and Polymers & Fluids segments. He serves as a director of the National Restaurant Association, an industry trade association.

There are no understandings or arrangements between Mr. O’Herlihy and any other person pursuant to which Mr. O’Herlihy was selected as a director of the Company. From time to time the Company and its consolidated subsidiaries purchase goods or services from ITW and its subsidiaries. The aggregate amount of these purchases approximated $1.8 million in 2012 and $1.7 million in 2013. The Board does not believe that Mr. O’Herlihy has a material interest in these transactions. Mr. O’Herlihy will receive the compensation and participate in the programs applicable to all non-employee Company directors, as described in the Company’s proxy statement dated April 2, 2013, including the Company’s Non-Employee Directors Equity Program.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MASCO CORPORATION

By:	/s/ JOHN G. SZNEWAJS
Name:	John G. Sznewajs
Title:	Vice President, Treasurer and
Chief Financial Officer

December 20, 2013

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